EXHIBIT 99.2
Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
NEWS RELEASE
Quintana Maritime Shareholders Approve Preferred Stock Conversion
8/14/06 Athens, Greece — Quintana Maritime Limited (NASDAQ: QMAR) announced today that at the Special Meeting of Stockholders held on August 11, 2006 in Calgary, Alberta, Canada, shareholders overwhelmingly voted in favor of the conversion of the Company’s 12% Mandatorily Convertible Preferred Stock, the exercisability of its Class A Warrants, and the issuance of common stock to effect the conversion and the exercise of the warrants.
Of the Company’s 24,148,242 common shares outstanding prior to the meeting, 15,529,097 shares, or approximately 64%, were present in person or by proxy at the special meeting. 15,259,859 shares, or 98.3% of the votes cast at the special meeting, voted in favor of the proposal.
As a result of the approval, all 2,045,558 outstanding shares of preferred stock will be automatically converted to common stock at a ratio of 12.5 common shares for each preferred share. The conversion will add 25,569,475 shares of common stock, resulting in total issued and outstanding common stock of 49,717,717 shares following the conversion. Immediately upon conversion, holders of preferred stock ceased to have any rights with respect to the preferred stock.
In addition, the Company’s 8,182,832 Class A Warrants have become exerciseable. Each Class A Warrant represents the right to purchase one share of the Company’s common stock at an exercise price of $8.00, subject to adjustments in certain circumstances. The Warrants expire on May 11, 2009. As a result of the approval of the proposal at the special meeting, the Company will not be obliged to redeem the warrants at a price of $0.50 per warrant.
On August 10, 2006, the Company paid an aggregate of $1.2 million in preferred stock dividends for the period from May 11 to May 30, 2006. However, the Company will not be required to pay the preferred dividend relating to the period from June 1 to June 30, 2006, which would have totaled approximately $2.0 million. All converted shares will receive the $0.21 per common share dividend declared by the Company on August 8, payable on August 30 to common shareholders on record on August 23.
Stamatis Molaris, President and Chief Executive Officer of Quintana Maritime Limited commented: “We are extremely pleased with the overwhelming shareholder approval. It is a very strong vote of confidence on the strategy we are pursuing as well as to the acquisition of the Metrobulk fleet. The shareholder approval eliminates the perceived uncertainty over our capital structure and enhances our ability to increase our net cash flow potential.”

ABOUT QUINTANA MARITIME LIMITED
Quintana Maritime Limited, based in Greece, is an international provider of dry bulk cargo marine transportation services. As of today, the company owns and operates a fleet of 1 Kamsarmax bulker, 8 Panamax size vessels and 2 Capesize vessels with a total carrying capacity of 998,072 dwt and an average age of 7.0 years on a dwt weighted average. It has also entered into an agreement to acquire 16 additional vessels, including 3 Panamaxes and 13 Kamsarmax bulkers with expected delivery between July 2006 and May 2007 and with an aggregate capacity of 1,298,789 dwt. Once all acquisitions are completed Quintana will have a fleet of 27 dry bulk vessels, including 2 Capesize vessels, 11 Panamax vessels and 14 Kamsarmax vessels with a total capacity of 2,293,861 dwt and an average age of 4.0 years on a dwt weighted average.
Forward-Looking Statements
This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth strategy and measures to implement such strategy; including expected vessel acquisitions and entering into further time charters. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations of such words and similar expressions are intended to identify forward-looking statements. Such statements include comments regarding expected revenues and time charters. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to changes in the demand for dry bulk vessels, competitive factors in the market in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Company Contact:	Investor Relations / Financial Media:
Paul J. Cornell	Paul Lampoutis
Chief Financial Officer	Capital Link, Inc, New York
Tel. 713-751-7525	Tel. 212.661.7566
E-mail: pcornell@quintanamaritime.com	E-mail: plampoutis@capitallink.com
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